Exhibit 99.1
cablecom reports first quarter 2006 results
Luxembourg, 26th May 2006 — Cablecom Luxembourg S.C.A., a holding company incorporated in Luxembourg providing cable communications services primarily in Switzerland through its subsidiary Cablecom GmbH (collectively referred to as “Cablecom”) today reports financial and operating results for the first quarter ended March 31, 2006. Cablecom Luxembourg S.C.A. is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK). A copy of this release, as well as the full report with the accompanying financials statements, will be posted to the investor relations section of the Liberty Global (www.lgi.com) and the Cablecom (www.cablecom.lu) websites. Highlights for the first quarter compared to the same period last year are as follows:
•	Revenue growth of 19.3% to CHF 231.8 million

•	Operating cash flow (OCF)[1] growth of 21.4% to CHF 90.6 million

•	Operating loss decreased by CHF 33.3 million to CHF 4.0 million

•	Digital TV, Broadband Internet and Telephony RGUs increased by 34.1%
Financial highlights2

	Three months ended March 31,
	2006	2005	%
	(CHF millions)
Revenue	231.8	194.3	19.3
Operating cash flow	90.6	74.7	21.4
Revenue for the three months ended March 31, 2006 increased by 19.3% to CHF 231.8 million as compared to the same period last year. The increase in revenue is primarily due to an increase of the analog cable television service monthly fee, the growth in digital cable television, broadband Internet and telephony services as well as the acquisition of a business to business service provider in the second quarter of 2005.
Operating cash flow for the three months ended March 31, 2006 increased by 21.4% to CHF 90.6 million as compared to the same period last year. The increase in OCF was principally due to higher revenue and operating leverage, as more customers subscribe to multiple products. OCF in the three months ended March 31, 2006 includes operational costs of CHF 8.0 million allocated from the UPC Broadband division of Liberty Global, while OCF for the three months ended March 31, 2005 includes CHF 1.9 million of corporate costs allocated from Glacier Holdings S.C.A. OCF as a percentage of revenue increased to 39.1% from 38.4% a year ago.
Capital expenditures in the first quarter 2006 were CHF 51.4 million. Capital expenditures were mainly driven by customer premise equipment and network related expenditures.

[1]	Please see page 4 for an explanation of operating cash flow and a reconciliation to operating loss.

[2]	On October 24, 2005, Liberty Global Switzerland, Inc., a wholly-owned subsidiary of Liberty Global, purchased Cablecom Holdings AG, the indirect parent company of Cablecom Luxembourg S.C.A. The results for the 2006 period include the impact of purchase accounting from the “push down” of the new basis of accounting.

Operating highlights

	As of March 31,
	2006	2005
RGUs[3]
Television	1,521,600	1,500,100
Analog cable television[4].	1,409,800	1,411,000
Digital cable television[5]	111,800	89,100
Broadband Internet[6]	364,400	292,600
Telephony[7]	207,400	128,200
Total RGUs	2,093,400	1,920,900
Subscribers of our analog cable television services remained stable at approximately 1.4 million in the first quarter of 2006 as expected, while subscribers to our digital cable television services increased by 25.4% to 111,800. Broadband Internet subscribers increased by 24.5% to 364,400 and telephony subscribers increased by 61.8% to 207,400. The increase in subscribers was a result of strong sales and the successful positioning of our products in the market.
Summary of total debt and cash and cash equivalents
Cash and cash equivalents were CHF 243.7 million as of March 31, 2006. In addition, a CHF 150.0 million revolving credit facility remains undrawn and is available to us subject to our being in compliance with certain financial covenants and other conditions.

[3]	The subscriber statistics have been calculated in accordance with the methods used by Liberty Global. Previously the subscriber statistics were presented in accordance with Cablecom’s policy. The changes in the methodology mainly affect the number of RGUs in our analog and digital cable television services. Consistent with Liberty Global’s single count methodology, a digital cable television subscriber is no longer counted as both an analog and a digital cable television RGU, but as a single digital cable television RGU. As a consequence the number of analog cable television RGUs will be lower than Cablecom’s previous reporting by approximately the number of reported digital cable television RGUs. Furthermore, customers that purchased a set-top box but do not generate recurring revenue for digital cable television are no longer counted as a digital cable television RGU. The process of conforming Cablecom’s subscriber counting methodologies to Liberty Global’s is ongoing and further adjustments are possible in future periods. Revenue Generating Unit (RGU) is separately an analog cable television subscriber, digital cable television subscriber, broadband Internet subscriber or telephony subscriber. A home may contain one or more RGUs. For example, a subscriber to our digital cable television service, broadband Internet service and telephony service would constitute three RGUs. Total RGUs is the sum of analog cable television, digital cable television, broadband Internet and telephone subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. Pursuant to services agreements, Cablecom offers digital cable, Internet access and telephony services over networks owned by third parties or “partner networks”. Digital cable television, broadband Internet and telephony RGUs include partner network subscribers only if Cablecom has a direct billing relationship with the customer.

[4] Analog cable television subscriber is comprised of analog cable television customers that are counted on a per connection basis or an equivalent billing unit (EBU) basis. An analog cable television subscriber is not counted as a digital cable television subscriber. An analog cable television subscriber who also has digital cable television service is counted as a digital television RGU.

[5] Digital cable television subscriber is a customer with one or more digital converter boxes or an EBU that receives our digital cable television service. We count a subscriber with one or more digital converter boxes that receives our digital cable television service as just one subscriber. A digital subscriber is not counted as an analog subscriber. As we migrate customers from analog to digital cable television services, we report a decrease in our analog subscribers equal to the increase in our digital cable television subscribers. The digital cable television RGU amount includes 20,300 digital cable television subscribers serviced over partner networks, for which we have the direct customer billing relationship.

[6]	Broadband Internet subscriber is a home or commercial unit or EBU with one or more cable modems connected to our broadband networks, where a customer has requested and is receiving high-speed Internet access services. The broadband Internet RGU amount includes 38,300 broadband Internet subscribers serviced over partner networks, for which we have the direct customer billing relationship.

[7]	Telephony subscriber is a home or commercial unit or EBU connected to our networks, where a customer has requested and is receiving voice services. Telephony subscribers as of March 31, 2006, exclude an aggregate of 3,100 mobile telephone subscribers. Mobile telephone services generate substantially lower average revenues per unit (ARPU) than broadband or Voice over Internet Protocol or “VoIP” telephone services. The telephony RGU amount includes 21,200 telephony subscribers serviced over partner networks, for which we have the direct customer billing relationship.

The following table details Cablecom’s total debt and capital leases and cash and cash equivalents as of March 31, 2006:

As of March 31,
2006
(CHF millions)
Bank Facility	1,336.5
Fixed Rate Notes	512.4
Capital lease obligations	27.9
Other	4.6

Total debt and capital leases	1,881.4

Cash and cash equivalents	243.7

About cablecom
Cablecom is Switzerland’s largest cable network operator in terms of subscribers, offering its customers quadruple-play products in cable television, broadband Internet, mobile and fixed-line telephone services. Cablecom also supplies voice, data and value-added services for business customers. In addition, Cablecom provides cable network companies with plant engineering and construction, as well as application and transmission services for television, telephone and Internet. Cablecom is a part of the UPC Broadband division of Liberty Global.
Disclaimer
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our insights and expectations regarding competition in our markets, the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale as well as our ability to generate expected revenue and operating cash flow and achieve assumed margins. These forward-looking statements speak only as of the date of this release.
Not for publication without the prior consent of the company.
For more information, please contact:
investor.relations@cablecom.lu

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a measure recognized by accounting principles generally accepted in the United States (U.S. GAAP). Operating cash flow is the primary measure used by Cablecom’s chief operating decision maker to evaluate operating performance and to decide how to allocate resources. As Cablecom uses the term, operating cash flow is defined as revenue less operating expenses and charges and SG&A expenses (excluding depreciation and amortization, stock-based compensation, and net gain on disposal of long-lived assets). Cablecom believes operating cash flow is meaningful because it provides stakeholders a means to evaluate the operating performance of our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available U.S. GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view our core operating trends. In addition, our internal decision makers believe our measure of operating cash flow is important because stakeholders use it to compare our performance to other companies in our industry. A reconciliation of Cablecom’s operating cash flow to Cablecom’s operating loss is presented below for the three months ended March 31, 2006 and 2005. You should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net income (loss), cash flow from operating activities and other U.S. GAAP measures of income.

	Three months ended March 31,
	2006	2005
	(CHF millions)
Operating cash flow	90.6	74.7
Stock-based compensation	—	(37.6)
Depreciation and amortization	(94.7)	(77.7)
Net gain on disposal of long-lived assets	0.0	3.3
Operating loss	(4.0)	(37.3)

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